UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 21, 2008
Avanir Pharmaceuticals
(Exact name of registrant as specified in its charter)

California	001-15803	33-0314804

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Enterprise, Suite 300, Aliso Viejo, California		92656

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 389-6700
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 8.01. Other Events
SIGNATURES

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 21, 2008, the Board of Directors (the “Board”) of Avanir Pharmaceuticals (the “Company”) appointed Christine G. Ocampo, age 35, as the Company’s Vice President, Finance. Ms. Ocampo previously served as the Company’s Controller since March 2007. Prior to joining the Company, Ms. Ocampo served as Senior Vice President, Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary of Cardiogenesis Corporation from November 2003 until April 2006. From 2001 to November 2003, Ms. Ocampo served in the role of Vice President and Corporate Controller at Cardiogenesis. Prior to first joining Cardiogenesis in April 1997, Ms. Ocampo held a management position in Finance at Mills-Peninsula Health Systems in Burlingame, CA, and spent three years as an auditor for Ernst & Young LLP. Ms. Ocampo graduated with a Bachelors of Science in Accounting from Seattle University and became a licensed Certified Public Accountant in 1996.
Ms. Ocampo will receive an initial annual base salary of $180,000, is eligible for an annual bonus (which bonus target is currently set at 30% of annual base salary) and is also eligible to enter into the Company’s standard form of Change of Control Agreement providing one year of severance benefits following a change of control termination.

Item 8.01.	Other Events.
On February 21, 2008, the Board approved an increase in the number of shares of common stock reserved for issuance under the Company’s 2003 Equity Incentive Plan. The plan contains an “evergreen” feature whereby the Board may, on an annual basis, increase the number of shares reserved for issuance under the plan, up to 5% of the total shares outstanding as of December 31 of the prior year. Based on a total of 43,164,402 shares issued and outstanding as of December 31, 2007, the Board approved an increase of 2,158,220 shares. The increase became effective as of February 21, 2008.
* * *

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 27, 2008	Avanir Pharmaceuticals
	By:	/s/ Christine Ocampo
Christine Ocampo
Vice President, Finance

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